                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event)January 28, 1997





                 ASSOCIATES CORPORATION OF NORTH AMERICA
          (Exact name of registrant as specified in its charter)




            DELAWARE                              74-1494554
(State or other jurisdiction        (I.R.S. Employer Identification Number)
      of incorporation)

                              1-6154
                      (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



    Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the year ended December 31, 1996 of $823.1 million, compared with $708.1 million a year earlier, a 16% increase. Earnings before provision for income taxes increased 16% to $1.3 billion for the period, compared with $1.1 billion for the prior year.

Revenue for the year increased 16% to $6.2 billion, compared with $5.4 billion in the prior year. Net finance receivables outstanding at December 31, 1996 were $41.8 billion, compared with $36.4 billion at December 31, 1995, a 15% increase.

Consumer finance net receivables outstanding were $28.0 billion at December 31, 1996, up 14% from the $24.6 billion reported for the prior year. Consumer finance receivables consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, manufactured housing receivables and credit card participations in receivables.

Commercial finance net receivables outstanding totaled $13.8 billion at December 31, 1996, up 17% from the $11.8 billion reported a year ago. Commercial finance receivables result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment.
The Company is also a
significant provider of automobile fleet leasing services and other products and services, including recreational vehicle financing, municipal leasing, small business lending, employee relocation services and emergency roadside assistance and auto club services.

The Company's ratios of net credit losses to average net receivables and 60+days contractual delinquency increased across most of its portfolios during 1996 from 1995. Management attributes these increases to the generally less favorable trends in economic conditions, including rising consumer debt levels and decreased manufacturing capacity utilization in areas of the commercial market served by the Company. The allowance for losses as a percent of net finance receivables also increased to 3.28% at December 31, 1996 from 3.05%, at December 31, 1995. The increase reflects management's opinion that delinquency and net credit losses may continue to increase in 1997. Management believes the allowance for losses at December 31, 1996 is sufficient to provide adequate protection against losses in its portfolios.

Certain financial information is as follows (dollar amounts im millions):

                                            Year Ended or at
                                               December 31
                                         ------------------------       %
                                          1996            1995        Increase
                                          ----            ----        --------

TOTAL REVENUE                          $ 6,221.4      $ 5,384.4         16

EARNINGS BEFORE PROVISION
   FOR INCOME TAXES                      1,305.1        1,121.4         16

NET EARNINGS                               823.1          708.1         16

NET FINANCE RECEIVABLES
   Consumer Finance                    $27,997.1      $24,609.2         14

   Commercial Finance                   13,781.8       11,759.1         17
                                       ---------      ---------
     Total Net Finance Receivables     $41,778.9      $36,368.3         15
                                       =========      =========

TOTAL ASSETS                           $42,598.1      $37,023.7         15

TOTAL DEBT                              36,531.3       31,746.2         15

STOCKHOLDERS' EQUITY                      5,086.2        4,444.0         14

60+DAYS CONTRACTUAL DELINQUENCY             2.29 %         1.72 %

NET CREDIT LOSSES (as a % of ANR)           2.02           1.66

ALLOWANCE FOR LOSSES ON
   FINANCE RECEIVABLES

   Amount                              $ 1,371.4       $ 1,109.2        24

   Percent of net finance receivables       3.28 %          3.05 %

NUMBER OF BRANCHES                         1,625           1,543         5

NUMBER OF EMPLOYEES                       16,238          14,568        11


                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES CORPORATION OF NORTH AMERICA




                             By: /s/ KEVIN P. HEGARTY
                             Senior Vice President and Comptroller



Date: January 28, 1997